SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549

                                FORM N-8A

                      NOTIFICATION OF REGISTRATION
                  FILED PURSUANT TO SECTION 8(a) OF THE
                     INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment
Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:  SmithGraham Institutional Funds

Address of Principal Business Office (No. & Street, City, State,
Zip Code): 400 Bellevue Parkway, Wilmington, Delaware 19809

Telephone Number (including area code):  (302) 791-1700

Name and address of agent for service of process: Corporation
Trust Company, Corporation Trust Center, 1209 Orange Street,
Wilmington, Delaware 19801

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section
8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A: YES [X] NO [ ]

SIGNATURE

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Houston and the State of Texas on the 30th day of May 2002.

						SmithGraham Institutional Funds

					By: 	/s/Jamie G. House, Sole Trustee